Exhibit 10.38
THIRD AMENDMENT TO
RETIREMENT AGREEMENT
     THIS THIRD AMENDMENT TO RETIREMENT AGREEMENT (“Amendment”) is entered into by and between Trico Marine Services, Inc., a Delaware corporation (the “Company”), and Joseph S. Compofelice (“Director”) as of December 9, 2008.
     WHEREAS, Director has been elected to serve as a member of the Board of Directors of the Company (the “Board”), and has been designated by the Board as Chairman of the Board;
     WHEREAS, the Company and Director have heretofore entered into that certain Retirement Agreement dated as of March 15, 2005, as amended (the “Retirement Agreement”);
     WHEREAS, the Company and Director have also entered into an Employment Agreement effective as of July 9, 2007, which was amended and restated effective as of July 23, 2008, pursuant to which the Company employs Director in the positions of President and Chief Executive Officer of the Company;
     WHEREAS, pursuant to Section 5 of the Retirement Agreement, the Company and Director have the authority to amend the Retirement Agreement; and
     WHEREAS, the Company and Director desire to amend the Retirement Agreement in certain respects;
     NOW, THEREFORE, in consideration of the premises set forth above and the mutual agreements set forth herein, the Company and Director hereby agree, effective as of the date first set forth above, that the Retirement Agreement shall be amended as hereafter provided:
     1. The first sentence of Section 1 of the Retirement Agreement shall be deleted and the following shall be substituted therefor:
“Director’s retirement benefit under the terms of this Agreement shall equal $20,000 per month, payable on the first business day of each month, for a period of twelve months commencing with the first full month that begins after the date Director satisfies the eligibility requirements below; provided, however, if the payment of such benefit would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder, then any such benefit that Director would otherwise be entitled to during the first six months following the date Director satisfies the eligibility requirements below shall be accumulated and paid or provided, as applicable, on the date that is six months after the date Director satisfies the eligibility requirements below (or if such date does not fall on a business day of Company, the next following business day of Company), or such earlier date upon which such benefit can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest. If the provisions of the preceding sentence become applicable such that the payment of any amount is delayed, any payments that are so delayed shall accrue interest on a non-compounded basis, from the date Director satisfies the eligibility requirements below to the actual date of payment, at the prime or base rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in New York on the date of such termination (or the first business day following such date if such termination does not occur on a business day) and shall be paid in a lump sum on the actual date of payment of the delayed payment amount. Director hereby agrees to be bound by the Company’s determination of its “specified employees” (as such term is defined in Section 409A of the Code) in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code.”
     2. The following shall be added at the end of Section 2.B. of the Retirement Agreement:
“Notwithstanding the foregoing, a Change in Control shall be considered to have occurred for purposes of this Section 2.B. only if such transaction constitutes a change in control event within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury regulation section 1.409A-3(i)(5).”
     3. The following new sentence shall be added to Section 2 of the Retirement Agreement:
“Director shall be eligible to receive the retirement benefit under Section 1 upon the occurrence of the events described in Sections 2.A. and 2.C. only if Director shall also incur a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.”
     4. The addresses listed in Section 3 of the Retirement shall be revised as follows:
If to Director to:
Joseph S. Compofelice
18 Netherfield Way
The Woodlands, Texas 77382
If to the Company to:
Trico Marine Services, Inc.
3200 Southwest Freeway
Suite 2950
Houston, Texas 77027
Attention: General Counsel

     5. This Amendment (a) shall supersede any prior agreement between the Company and Director relating to the subject matter of this Amendment and (b) shall be binding upon and inure to the benefit of the parties hereto and any successors to the Company and all persons lawfully claiming under Director.
     6. Except as expressly modified by this Amendment, the terms of the Retirement Agreement shall remain in full force and effect and are hereby confirmed and ratified.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first set forth above.

TRICO MARINE SERVICES, INC.

By:

Name:
Title:

JOSEPH S. COMPOFELICE